SOLITON'S RAP TECHNOLOGY TARGETS $10 BILLION AESTHETICS MARKET

soliton

INVESTOR REPORT

WWW.SOLITON.COM

Recently **RECEIVED FDA CLEARANCE** for Tattoo Indication; The tattoo removal market is estimated to grow to approximately $4.8 billion annually by 2023

Soliton Completes POC Cellulite Trial, improving cellulite severity scores **20% TO 47%** from a single 20-minute, noninvasive procedure

Core RAP Technology, able to convert **9,000,000** watts of power into finely-controlled acoustic shockwaves at a rate of up to 100 pulses per second

Approximately **97% OF THE TREATMENTS** using the RAP device in the POC trial were rated by patients as "zero" on the pain scale

Stock Increased **MORE THAN 500%** over the IPO price to a high of $29.00

Closed **$9.45 MILLION** Private Placement at $14 per share



WALTER KLEMP

CO-FOUNDER AND EXECUTIVE CHAIRMAN OF SOLITON



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DISRUPTING THE MULTI-BILLION DOLLAR GLOBAL AESTHETICS INDUSTRY

Since we closed our IPO in February of this year, we've gained over 5,000 shareholders, 25,000+ people on our email newsletter list and more than 200,000 fans on our Facebook page.

IN LIGHT OF THIS, we thought it would be a good idea to reach out to everyone to say thank you for being a part of our community and to take the opportunity to share some of the Soliton story with you.

Back in 2012, when Dr. Chris Capelli and I started the company, we set out to create an acoustic shockwave so pioneering, that it would change the way the medical community thinks about shockwave therapy and their ability to change cellular structures.

At our inception, Dr. Capelli was the Vice President of Technology Based Ventures at The University of Texas M.D. Anderson Cancer Center, the largest cancer research center in the world. This is where he formed the foundational concepts that are at the core of our shockwave technology today.

Dr. Capelli is both an MIT engineer and a medical doctor, and he is the inventor of numerous patents and co-inventor of the core technology that eventually became Dexcom, a $14 billion medical device company.

COVERED BY 8 PATENT FAMILIES WITH OVER 50 PATENTS ISSUED OR PENDING

SCIENCE ADVISORY BOARD:

Members of the CoolSculpting (Zeltiq) Medical Advisory Board

MICHAEL S. KAMINER, MD
Chair of Soliton's Scientific Advisory Board and co-director of SkinCare Physicians of Chestnut Hill, MA

ROY G. GERONEMUS, MD
Director of the Laser & Skin Surgery Center of New York

MATHEW M. AVRAM, MD, JD
Director of the MGH Dermatology Laser & Cosmetic Center (Massachusetts General Hospital)

ELIZABETH TANZI, MD
Founder of Capital Laser & Skin Care in Washington, DC

JEFFREY DOVER, MD
Co-Director of SkinCare Physicians of Chestnut Hill, MA

ERIC F. BERNSTEIN, MD
Director of Laser Surgery and Cosmetic Dermatology Centers

CHRISTOPHER ZACHARY, MD
Professor and Chair of the Department of Dermatology at the University of California, Irvine

E. VICTOR ROSS, MD
Director of the Scripps Clinic Laser and Cosmetic Dermatology Center



HOW IT ALL BEGAN

Acoustic shockwaves have been studied and used for decades in industry, the military and in medical devices, but Chris was convinced that a critical connection relating to biomechanics had never been properly addressed. It would require an extremely intense shockwave that could be repeated very rapidly. The goal was to target and disrupt small tissue structures by exploiting changes in tissue density, while avoiding cavitation (a problem with many current shockwave devices) that could result in pain and unintended collateral tissue damage. And, all of this would require developing a device that had never before existed with extraordinary capabilities.

It took over 6 years and over $25 million in investment, but we finally mastered the ability to convert 3,000 volts at 3,000 amps (9 million watts of power) into finely-controlled acoustic shockwaves at a rate of up to 100 pulses per second. This required collaborating with a wide range of industry-leading experts, including engineers responsible for the Space Shuttle ignition system, scientists specializing in the plasma physics involved in nuclear fusion and physicists capable of pushing the existing known boundaries of acoustic engineering.

INTRODUCING RAP

This development effort resulted in our device being covered by 8 patent families with over 50 patents issued or pending, and more importantly, the RAP (for Rapid Acoustic Pulse) started producing results that caught the attention of the most respected thought leaders in dermatology. RAP was recently awarded "Best in Show" by the American Society for Laser Medicine and Surgery, the world's largest professional organization dedicated to promoting research, education and high standards of clinical care in the field of medical laser and energy-based applications.

RAP does several things that make it very different from existing shockwave technologies. First, it relies on a high-pressure pulse that is slightly diverging as it reaches the patient. Many shockwave devices produce high peak pressures, but they do this by focusing the shockwaves, which can result in cavitation, heat, pain and unintended damage. Producing the high peak pressures that we use in RAP, requires tremendous power and that's why we are putting close to 9 million watts into each acoustic pulse from 50 to 100 times per second.

MAKING DISRUPTIONS

Next, RAP's pulses are highly compressed, so they have extremely short rise and fall times. RAP goes from zero to peak pressure in under 100 nanoseconds (other unfocused shockwave devices can take up to 50 times longer) and then back to zero just as fast (see shockwave chart on page 10). The very fast rise and fall times enable a shearing effect that is especially significant when the pulses encounter a change in density (more on this later), which allows us to target and disrupt certain types of tissue. Additionally, by minimizing the negative-pressure phase found in more traditional shockwaves, we prevent the formation of cavitation bubbles, which can result in pain and unintended damage.

RAP GOES FROM ZERO TO PEAK PRESSURE IN UNDER 100 NANOSECONDS



RELAXATION TIME

Finally, RAP pulses are repeated very rapidly. As mentioned before, they occur from 50 to 100 times per second. This means they repeat faster than what is called the "relaxation time" of the tissue we are targeting. Since skin (and its various components) can be very pliable, one pulse will simply deform the targeted tissue and then it returns (relaxes) to its natural shape unphased. This relaxation time is a constant for each tissue type so, if you hit the tissue again and again before it has time to relax, the tissue eventually stiffens (due to its "viscoelastic" nature) and becomes more vulnerable to the next pulse.

No one has ever put all of these principles together the way RAP does, and the therapeutic results are impressive. Our first indication for use is tattoo removal, but we are now in clinical trials attempting to expand that to cellulite reduction. And, based on preclinical data in other targeted indications, we believe RAP can become a platform technology capable of addressing a wide range of indications representing many different multi-billion-dollar markets.

While our technology has received FDA clearance as an accessory to lasers for tattoo removal, it is still investigational for all other indications and is not available for sale in the United States.



IN OUR TATTOO REMOVAL CLINICAL TRIALS SUBMITTED TO THE FDA AS PART OF OUR 510(K) APPLICATION, WE DEMONSTRATED THAT OUR RAP DEVICE COULD ACCELERATE TATTOO REMOVAL TO JUST 2-3 OFFICE VISITS*. IN CONTRAST, A SEPARATE INDEPENDENT STUDY OF 397 TATTOO REMOVALS, DEMONSTRATED THAT THE STANDARD OF CARE LASER-ONLY METHOD REQUIRED 10 OR MORE OFFICE VISITS TO ACHIEVE ACCEPTABLE RESULTS.

*SEE CHARTS ON PAGE 8


Cumulative Success Rate, %
100
80
60
40
20
0
0
2
5
10
15
20
No. of Treatment Sessions
Soliton (fading ≥ 90%)
Soliton (fading ≥ 75%)
Arch Derm Study, Laser-Only


Fading After 3 Treatments
100%
58.3%
25.0%
Soliton
Laser-Only

RAP: THE WHAT AND HOW

In May of this year, based on our submission of clinical, preclinical and device safety data, our RAP device received FDA clearance as an accessory to 1064 Q-switch lasers for tattoo removal. FDA clearance is a critical step for every medical device company, and it allows us to further our commercialization plans and move towards our launch and revenue generation as early as mid-2020. We believe our RAP technology has the potential to become a new standard of care for tattoo removal, a market which is estimated to grow to approximately $4.8 billion annually by 2023.

RAP works so well for tattoo removal in part because the density differences in the tissue involved are so great, allowing our shearing effect to be targeted and effective. But the opportunity for Soliton RAP goes way beyond tattoo removal. Another area in which tissue density differences are present, is in fibrotic conditions where the fibrous tissue is more dense and rigid than the surrounding tissue. A great example of this is fibrous septa, the primary cause of moderate to severe cellulite, a condition that affects up to 90% of women.

As cellulite is formed, fibrous septa stiffen and create depressions in the skin, while the subcutaneous fat pushes outward in between. Dermatologists largely agree that the most effective way to reduce the appearance of cellulite is to cut these fibrous septa and allow the skin to return to a smoother state.

However, affecting the fibrous septa to reduce the appearance of cellulite has proven very difficult. In fact, the only FDA-approved method for the long-term reduction of cellulite involves penetrating the skin with a blade and actually slicing through these septa. As you can imagine, this invasive method is painful, requiring the use of injected anesthesia and can result in bleeding, bruising and significant post-treatment discomfort and downtime.

Fortunately, the density difference between fibrous septa and the surrounding fat cells sets up a perfect environment for RAP. If our theory was correct, we should be able break up these fibrous septa without any unwanted damage to the surrounding tissue. So, we put this theory to the test in preclinical models and the remarkable findings were just reviewed at one of the preeminent dermatological scientific conferences in the country, the 2019 Controversies and Conversations Symposium *(see septa slides on next page)*.

THE PROOF IS IN THE DATA

It turns out that Soliton RAP is capable of inducing something we call "acoustic subcision," which is the ability to selectively disrupt fibrous septa within the skin, without actually breaking the skin and without unwanted side effects like bleeding, bruising or post-treatment discomfort or downtime. Now, preclinical models are fine and the science here is compelling, but what really matters is whether it actually works in humans. We needed proof. To this end, we conducted a "proof-of-concept" (POC)



clinical trial using our RAP device to reduce deep dimples and ridges in patients with moderate to severe cellulite, and the results were very encouraging.

WHAT'S MORE, 97% OF THE TREATMENTS GIVEN IN THAT TRIAL WERE RATED "ZERO" ON THE 0-10 PAIN SCALE

Not only did we see an improvement in cellulite severity scores ranging from 20% to 47% from a single 20-minute, noninvasive procedure that required no anesthetic, but we saw that those results improved even further in 80% of patients after six months, suggesting that we may be capable of delivering long-term cellulite reduction with RAP.

These results are from a POC trial and so, we've now begun a larger pivotal cellulite clinical trial to present to the FDA. And, if these results are replicated in the larger trial, it means that acoustic subcision works and RAP has the potential to become the first noninvasive procedure for the long-term reduction of moderate to severe cellulite.

The potential for treating cellulite is exciting and is considered to be a multibillion-dollar global market opportunity, but we believe the ability of RAP to selectively target density differences in tissue could go well beyond just treating cellulite.

Many fibrotic disorders involve the formation of high-density tissue. Scar tissues, especially hypertrophic and keloid scars, are a good example of increased density from fibrosis.

Another example is referred to as "capsular contracture," where implants (for example, breast implants) in the body can be surrounded by scar tissue that tightens and contracts. Anywhere from 10 to 30% of breast implants can result in this complication and there is a long list of other disorders involving aberrant behavior of fibroblasts (fibrosis) that RAP may be able to address.

Our technology is still investigational for the treatment of cellulite and other fibrotic disorders and is not available for sale in the United States.





As a shareholder, it's extremely important that you understand the significance of the slides above, because we believe the results you see there could potentially change the course of our Company completely.

THE ART OF ACOUSTIC SUBCISION

As we discussed earlier, in our recent proof of concept (POC) cellulite clinical trial, our RAP device improved patients' cellulite severity scores on average from 20% to 47% from a single 20-minute, noninvasive procedure that required no anesthetic. We also saw that those results improve even further in 80% of patients after six months, suggesting that we may be capable of delivering long-term cellulite reduction with RAP.

So what does our scientific team believe is actually generating these results from a noninvasive/painless procedure?

In a nutshell, we consider this to be a new scientific breakthrough and we refer to it as "acoustic subcision." Together with our device's ability to stimulate new collagen production as demonstrated in animal models, acoustic subcision potentially represents a new way to treat cellulite and improve the appearance of skin. Understanding the basic science and biology behind these results is very important.

The first thing to know is that it is widely accepted in the scientific community that, in order to reduce the appearance of cellulite, you need to disrupt the septa (red stains above). Some of these fibrous septa connect the dermis beneath your skin to the muscle layers through the layer of subcutaneous fat. Think of fibrous septa like the strings inside of a mattress that create the dimple look on the surface. In certain situations, these fibrous septa become stiff ("sclerotic") and inflexible. As a result, when subcutaneous fat pushes up, the sclerotic fibrous septa hold the skin down causing the appearance of cellulite with deep dimples and ridges. Severing the fibrotic septa is considered the only viable means to remove these dimples and ridges.

As related to cellulite, the term 'subcision' normally refers to a surgical procedure used to sever the fibrotic septa using a special blade inserted under the skin that goes back and forth like a windshield wiper severing the septa and allowing the dimpled skin to return to a flatter, smoother state. This procedure is typically painful enough that anesthesia is required. Furthermore, this surgical procedure can result in extensive bruising, bleeding or post-treatment discomfort and downtime.

Our use of the term 'acoustic subcision' describes the apparent ability of our RAP technology to sever the fibrotic septa without ever breaking the skin. What's more, the procedure requires no anesthesia and importantly, as seen in our POC trial, there should be no bruising, bleeding or post-treatment discomfort or downtime.

The histology slides above will look like an abstract painting to you if you're not professionally trained for it, but don't worry, they will become clearer after reading the next paragraph.

The red stains in the histology slides above show fibrous septa beneath the skin and between the fat cells. Both of these slides are from different areas of the pig. The control section on the left was untreated. The section to the right of the control, shows the effect of a single 2-minute treatment with RAP. The 2-minute treatment shows the fibrous septa completely destroyed/severed. We believe this is a strong validation of the ability of RAP to achieve "acoustic subcision" without ever breaking the skin.

This is also why we believe our POC cellulite clinical trial produced an average 20% to 47% improvement in patients' cellulite severity score from a single 20-minute noninvasive treatment from RAP.

Our technology is still investigational for the treatment of cellulite and other fibrotic disorders and is not available for sale in the United States.

Importantly, there was little evidence of unintended damage to surrounding tissues such as blood vessels or muscle (not shown). And, in our recent POC clinical trial, 97% of the treatments were rated zero on a pain scale of 0 to 10.

We believe the data that has been produced from our studies and trials suggest that RAP may be the first noninvasive device capable of delivering long-term cellulite reduction. We look forward to analyzing the data from our larger pivotal cellulite trial in Q1 of 2020 to compare the results.

NOT ALL SCARS ARE CREATED EQUAL

There is a very high chance that you've seen a fibrotic disorder before, but you never knew that's what it was called. Interestingly enough, it's not talked about much at all except in scientific circles, yet the market size is estimated to hit $10 billion by 2025.

Our science suggests that our RAP technology may have the ability to reduce keloid and hypertrophic scars (also called fibrotic scars) and demonstrating this could also be indicative of the ability of RAP to address a wider range of fibrosis-related disorders.

Keloid and hypertrophic scars (shown on this page) are fibrotic disorders that represent wound healing gone awry. A typical example would be a post-surgical scar that grows beyond its boundaries. Existing published research suggests that factors relating to the wound-healing environment (including tension at the boundary of the scar) can cause fibroblasts to become stuck in a hyper-productive loop, unable to stop the production of collagen that leads to the thickened, raised and dense structures often associated with these fibrotic scars.

There are few treatment options available for fibrotic scars, which in addition to being disfiguring, can also cause significant discomfort. Current treatment methods include surgical excision of the scar, corticosteroid injections, laser treatment or cryotherapy. Some patients even receive radiation to help prevent the return of the scar. The most common treatment is the direct injection of steroids into the scar, however, this can require multiple injections and may not be a permanent solution. Injection of steroids into fibrotic scars can also be problematic due to the nature and size of some fibrotic scars. Fibrotic scar tissue is very dense and it can be difficult to inject steroid solution into such scars without considerable discomfort. In addition, repeated use of steroids can expose patients to unwanted systemic steroid-related side effects, as well as skin atrophy. For these reasons, we believe it would be very beneficial to introduce a noninvasive treatment for fibrotic scars that involved minimal pain and no unwanted side effects.

Our preclinical studies combined with published literature on the behavior of fibrotic tissue have suggested that our acoustic shockwaves may be capable of disrupting stiff, sclerotic structures created by unwanted fibrosis, of which keloids and hypertrophic scars are just one example.





Beyond this, we may also be able to help reset the targeted tissue to more normal fibroblast activity for lasting effects. And, all of this may result from our noninvasive RAP treatment without significant pain and without unwanted side effects.

Importantly, if we can demonstrate activity in fibrotic scars, it may also be indicative of an ability to treat other fibrotic disorders. The list of potential indications could range from scleroderma to capsular contracture, and even to atherosclerosis and sclerosis of the liver (such as NASH (nonalcoholic steatohepatitis), a precursor to cirrhosis of the liver.

All of this will require further research and clinical development, but the potential uses could go far beyond just the $10 billion expected market for fibrotic scars.

Our technology is still investigational for the treatment of cellulite and other fibrotic disorders and is not available for sale in the United States.

A SHOCKWAVE IS WORTH A THOUSAND WORDS

For anyone who wants to understand what is at the core of our Rapid Acoustic Pulse (RAP) technology, there is perhaps no more important graphic than the one you see here. The single acoustic pulse represented by the blue line is unlike any other in the world of acoustic shockwave therapy and it's the culmination of 6 years of development work and over $25 million in investment. So, what is it and why does it matter?

This blue line represents a Soliton acoustic pulse as recorded by a hydrophone (a microphone in water). The line moves from left to right with the passage of time and its movement up indicates an increase in acoustic pressure. In this example, the line reaches a peak pressure of over 9 megapascals. While peak pressure is important for any acoustic shockwave, it is the rest of the details that really set RAP apart from other shockwave devices.

The first of these details is what we call the "rise time," and on this graph you can see that the pulse goes from zero to peak pressure in less than 100 nanoseconds. In the world of acoustic shockwaves, that is very fast and it is why RAP uses 3,000 volts at



<0.1 µs
9.6 MPa
RAP
-10e-6
0
10e-6
20e-6
30e-6

3,000 amps (9 million watts of power) for every pulse. Just as important as the rise time, though, is the "fall time," or the time it takes for the pressure to go back to zero, and this is where our technology gets even more sophisticated. Most acoustic shockwaves gradually subside over a much longer period than their rise time, but proprietary circuitry in our RAP device actually compresses the acoustic pulse during both the rise and fall.

This extremely short pulse duration translates into the potential for targeting certain tissue structures within the body, especially where differences in density occur. This could be the difference between relatively dense fibrotic septa and the surrounding less dense fat cells just below the surface of the skin that contribute to cellulite, or the difference between skin cells and the dermal vacuoles that prevent tattoo removal lasers from being more effective. The result is a shearing effect that can break apart the denser targeted septa or disperse the less dense vacuoles without harming the surrounding tissue.

As highly engineered as our acoustic pulses are, just a single pulse can only have so much impact on targeted tissue because of the viscoelastic nature of this tissue. What this means is if you push on tissue once, it simply deforms under the pressure and then returns back to its original shape within what is called its "relaxation time." But, if you push it again and again, faster than its relaxation time, the tissue begins to stiffen (becomes less elastic and more viscous) and becomes more vulnerable to the next pulse until it finally breaks. RAP stands for Rapid Acoustic Pulse because we repeat our acoustic pulses up to 100 times per second. This is much faster than the relaxation time of the tissue we are targeting, and we believe it's why we can have such a significant impact with just a single treatment session.

As impressive as our acoustic pulse represented in this graph is, it's what you don't see that we believe may allow us to deliver game-changing therapy with minimal pain. The same patented circuitry that compresses the pulse you see also filters out unwanted (and potentially painful) frequencies that don't contribute to the desired therapy. Also, many acoustic shockwaves have a negative pulse right after the positive pulse that can cause cavitation (bubbles) that generate unwanted heat, damage and pain. RAP was designed to remove this negative pulse component, resulting in far less collateral damage and pain to the patient.

The combination of an ability to target specific tissue structures while minimizing pain and collateral damage, amounts to what we believe is game-changing science and the ability to potentially effect multiple multi-billion dollar industries.

All of these unique RAP characteristics form the basis for 8 patent families and over 50 issued or pending US and international patents. They also combine to enable noninvasive therapies we believe have never before been possible, and we are working hard to expand the breadth of indications where we believe RAP has the potential to become a new standard of care.



soliton



soliton

SOLITON STOCK TIMELINE

FEBRUARY 19, 2019
IPO on the NASDAQ at $5 per share

MARCH 8, 2019
RAP Device Received IRB Approval of Non-Significant Risk Designation

MARCH 14, 2019
Partnered with Sanmina, a $2 Billion Global Medical Device Manufacturer

MARCH 21, 2019
Filed 510(k) with FDA for RAP Device

APRIL 1, 2019
Initiated Clinical Trials for Treatment of Cellulite in Humans

APRIL 15, 2019
Announced Cellulite Trial Results to be Presented at National Aesthetics Conference

MAY 16, 2019
Anonymous Negative Article Published on Seeking Alpha

MAY 28, 2019
Received FDA 510(k) Clearance for Tattoo Removal

MAY 29, 2019
POC Trial Results Published with 20-47% Improvement in Cellulite Severity Score

MAY 29, 2019
All-Time High Reached of $29.00 Per Share

JUN 17, 2019
$9.45 Million Private Placement at $14 per share

JUNE 28, 2019
Added to Russell 2000 and 3000 Indexes

JUL 8, 2019
Notice of Announcement for Cellulite Trial Data for 26-Week Period on July 15, 2019

JUL 15, 2019
Announced Positive 26-week Cellulite Clinical Trial Results

AUG 14, 2019
Treated First Patients in Pivotal Cellulite Trial

AUG 29, 2019
Initiated Proof of Concept Clinical Trials to Treat Fibrotic Scars; Estimated Market Size of $10 Billion by 2025



From the day we founded Soliton, we have always believed that RAP could represent the kind of foundational scientific breakthrough that could result in a platform technology, not for just one indication, but for many. And, fast forward to present day… now the potential of RAP is being acknowledged by recognized thoughtleaders in dermatology and we believe it is on its way to becoming relevant to many multibillion-dollar markets.

Our Science Advisory Board is comprised of some of the most respected dermatologists in the industry (see advisors on page 4), most of whom are also science advisors to Allergan, one of the leading aesthetic dermatology technology companies in the world. And, the importance of the aesthetic dermatology opportunity could not have been more apparent than with the recently announced intention of AbbVie to acquire Allergan in a cash and stock transaction valued at approximately $63 billion.

We've had some exciting news already this year, and we believe the most exciting news is yet to come. In the coming quarters, we will be working hard to complete our pivotal clinical trial in cellulite, as well as expanding our clinical efforts in other fibrotic indications like the treatment of scars.

In parallel, we are moving quickly to prepare a limited production version of our (Generation 2) RAP device for a preliminary market launch in mid-2020. The completion of this more advanced version of our equipment is being timed to coincide with the submission of our cellulite clinical data to the FDA.

The Generation 3 version of our device we anticipate being ready for wider commercial launch for both the tattoo removal and cellulite indications in the first half of 2021.

We are committed to communicating frequently with the investment community as material events occur, so please keep an eye out for press releases in the weeks and months to come.

Thank you again for your continued support of Soliton and we look forward to growing together!

Yours very truly,

Walter V. Klemp

Walter Klemp
Executive Chairman

SOLITON CONTINUES TO ENJOY SOLID INVESTOR SUPPORT FROM OUR MAJORITY SHAREHOLDER, REMEDITEX VENTURES, WHO ON JUNE 17, 2019, ALONG WITH TWO OTHER EXISTING SHAREHOLDERS, INCREASED THEIR INVESTMENT BY $9.45 MILLION AT $14.00 PER SHARE.

DISCLAIMER

Forward-Looking Statements

Some of the statements in this letter are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements relate to future events, future expectations, plans and prospects. Forward-looking statements in this letter include our ability to complete our cellulite trial on a timely basis and the timing of the completion of our Generation 2 and Generation 3 RAP device. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. We have attempted to identify forward-looking statements by terminology including "believes," "estimates," "anticipates," "expects," "plans," "projects," "intends," "potential," "may," "could," "might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this letter speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this letter to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. Our technology is still investigational for the treatment of cellulite and other fibrotic disorders and is not available for sale in the United States.

soliton
5304 Ashbrook Dr
Houston TX 77081-4102

COMPANY HIGHLIGHTS:

- Successfully completed IPO at $5 per share and increased more than 500% to a high of $29.00 per share.
- Honored with the prestigious "Best in Session" award by the American Society for Laser Medicine and Surgery (ASLMS) - December 18, 2018.
- Non-invasive acoustic shockwave device originated at the MD Anderson Cancer Center, the world's largest cancer research center and continuing shareholder in Soliton.
- Demonstrated ability in clinical trials to remove tattoos in as little as 2 to 3 treatments, while the current standard of care requires 10 or more treatments on average as demonstrated in separate, independent trials.
- $25 million spent on research and development.
- Covered by 8 patent families, representing over 50 issued or pending patents worldwide.
- Currently in a collaborative trial with a multibillion-dollar, global aesthetics company to test ability of RAP technology to accelerate their own fat reduction technology.
- Executive and science advisory teams, as well as their board of directors, are comprised of aesthetic and medical device experts, including senior management from the makers of CoolSculpting (the leading non-surgical fat reduction technology that was acquired by Allergan for over $56 per share, for a total purchase price of $2.4B).
- In a proof-of-concept cellulite clinical trial, 97% of treatments were rated 0 on a pain scale of 0 to 10 (0 = no pain) and experienced no post-treatment discomfort or downtime. Efficacy data from this trial supported the initiation of a larger pivotal trial for submission to the FDA, which is currently under way.
- Completed POC Cellulite Trial, improving cellulite severity scores 20% to 47% from a single 20-minute, noninvasive procedure.
- Closed $9.45 Million Private Placement at $14 per share.

INDEPENDENT DIRECTOR HIGHLIGHTS:

BRAD HAUSER: Mr. Hauser has served as the Vice President, R&D and General Manager for CoolSculpting at Allergan Pharmaceuticals since ZELTIQ Aesthetics, Inc. was acquired by Allergan in April 2017. Previously, he served as the Senior Vice President of Research and Development at ZELTIQ Aesthetics, Inc. from January 2017 to April 2017 and as its Vice President of Research and Development from July 2015 to January 2017. Mr. Hauser joined ZELTIQ in December 2013 as Vice President of Product and Clinical Strategy.

DANIKA HARRISON: Ms. Harrison served as Senior Vice President of Global Marketing at ZELTIQ Aesthetics, Inc. from January 2017 until it was acquired by Allergan in April 2017, serving as its Vice President of Global Marketing from February 2016 and as VP of Consumer and Brand Marketing from November 2014.

JON FOSTER: Mr. Foster is a CPA and AICPA chartered global management accountant and is the EVP/CFO of Moleculin Biotech (NASDAQ: MBRX) and was previously the CFO of InfuSystem Holdings (NYSE: INFU), a medical device company serving the cancer treatment market.